Exhibit 8.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

June 4, 2013

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

11695 Johns Creek Parkway

Suite 350

Johns Creek, Georgia 30097

Ladies and Gentlemen:

We have acted as counsel for Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”), and Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the Registration Statement on Form S-4 dated June 4, 2013 (the “Exchange Offer Registration Statement”) filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the exchange by the Operating Partnership and the Company of up to $350,000,000 aggregate principal amount of newly issued 3.40% Senior Notes due 2023 of the Operating Partnership, guaranteed by the Company, which have been registered under the 1933 Act, for a like amount of the existing 3.40% Senior Notes due 2023 of the Operating Partnership, guaranteed by the Company. This opinion is being rendered at the request of the Company and the Operating Partnership and relates to certain U.S. federal income tax matters.

FACTS AND ASSUMPTIONS RELIED UPON

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) copies of the Exchange Offer Registration Statement, filed by the Company and the Operating Partnership with the Commission under the 1933 Act. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and the Operating Partnership, including analyses of qualifying income and assets prepared by the Company and representations from the Company in a letter delivered to us on or about the date hereof.

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

June 4, 2013

OPINION

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i) The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code for the period commencing with its taxable year ended December 31, 1998 and continuing through its taxable year ended December 31, 2012, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

(ii) The discussion set forth in the Exchange Offer Registration Statement, under the caption “Material U.S. Federal Income Tax Consequences of the Exchange Offer,” insofar as such discussion purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects, subject to the limitations and qualifications stated in such discussion.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company, the Operating Partnership, and the investors in the securities thereof. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained through consultation with officers of the Company and the Operating Partnership, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the securities of the Company or the Operating Partnership.

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

June 4, 2013

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion, in each case after the effective date of the Exchange Offer Registration Statement.

We hereby consent to the filing of this opinion as an Exhibit to the Exchange Offer Registration Statement and to the references to our firm in the Exchange Offer Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP